FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces November Wholesale Distribution Sales

Over $260 Million in Equity Sales Raised Through 31 Direct Investment Programs

Over 70 Selling Agreements Reinstated to Date Representing
Approximately 25% of Total Suspended Agreements

Currently 1,041 Active Selling Agreements in RCS Capital’s Selling Group

Two Key Custodial and Clearing Firms Lift Suspensions

of Direct Investment Products and Mutual Funds

New York, New York, December, 8, 2014 – RCS Capital Corporation (NYSE: RCAP) (“RCS Capital”) announced today that its wholesale broker dealer, Realty Capital Securities, LLC, along with its other subsidiaries, Strategic Capital and The Hatteras Funds, raised over $260 million in the month of November with sales volume increasing steadily throughout the month across the 31 direct investment programs and mutual funds those companies distribute.

Additionally, the Company announced that over 70 selling agreements have been reinstated to date, representing approximately 25% of the total agreements suspended since October 30, 2014. RCS Capital currently has 1,041 active selling agreements and works with over 325 broker dealers and Registered Investment Advisors (“RIA’s”) to distribute alternative investment solutions.

The company also announced that two key custodial and clearing firms have lifted suspensions. The first, a custodial and clearing house for independent financial advisors and RIA’s lifted its suspensions for all direct investment products distributed by Realty Capital Securities and for which it clears and is a custodian of funds. The second, a significant custodial and clearing platform for RIA’s began lifting suspensions for direct investment products distributed by Realty Capital Securities and mutual funds distributed by The Hatteras Funds.

“We believe the continued and steady reinstatement of selling agreements is reflective of not only the strength of the RCS Capital platform, but the confidence advisors and their clients have in the broad array of financial solutions we distribute,” said Michael Weil, Chief Executive Officer of RCS Capital. “Each investment strategy, led by an experienced management team, is carefully designed to provide consistent and steady returns for investors. We look forward to continuing the work we’ve done in building long-term relationships with our selling group members and continuing to provide diverse, high-quality investment products designed to meet the needs of our advisors and the growing demands of their clients.”

“Investors, we believe, remain confident in the direct investment and mutual fund products we distribute as evidenced by the steady increase in sales volume throughout November," said Bill Dwyer, Chief Executive Officer of Realty Capital Securities. “We continue to work with the over 325 broker dealers and RIA’s with whom we have solid relationships. In supporting those firms, we are on track to have conducted over 75,000 face-to-face meetings, placed more than 1,000,000 outbound calls and sent more than 500,000 investor kits during 2014. The steady and continual reinstatement of our products by our selling group members and the over 1,000 current active selling agreements, will help ensure that retail clients continue to have access to the diverse portfolio of alternative investments we offer.”

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCS Capital's business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should," "look forward" or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including our ability to consummate our pending acquisitions of additional businesses. Additional factors that may affect future results are contained in RCS Capital's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903